BRISTOL-MYERS SQUIBB COMPANY
Exchange Offer for up to
$400,000,000 Principal Amount Outstanding of 4.00% Senior Notes due 2008
for a Like Principal Amount of New 4.00% Senior Notes due 2008
and
$600,000,000 Principal Amount Outstanding of 5.25% Senior Notes due 2013
for a Like Principal Amount of New 5.25% Senior Notes due 2013
Pursuant to the Prospectus, dated                        , 2004

To:	Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        Bristol-Myers Squibb Company, a Delaware corporation (the "Company"), hereby offers to exchange (the "Exchange Offer"), upon and subject to the terms and conditions set forth in the Prospectus dated                        , 2004 (the "Prospectus") and the enclosed letter of transmittal (the "Letter of Transmittal"), up to $400,000,000 of registered 4.00% Senior Notes due 2008, which will be freely transferable (the "new 2008 notes") of the Company, for an equal principal amount of the Company's outstanding 4.00% Senior Notes due 2008, which have certain transfer restrictions (the "original 2008 notes") and an aggregate principal amount of up to $600,000,000 of registered 5.25% Senior Notes due 2013, which will be freely transferable (the "new 2013 notes" and, together with the new 2008 notes, the "new notes") of the Company for an equal principal amount of the Company's outstanding 5.25% Senior Notes due 2013, which have certain transfer restrictions (the "original 2013 notes" and, together with the original 2008 notes, the "original notes"). The Exchange Offer is intended to satisfy certain obligations of the Company contained in the Registration Rights Agreement dated as of August 18, 2003, among the Company, Goldman, Sachs & Co. and J.P. Morgan Securities Inc.

        We are requesting that you contact your clients for whom you hold original notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold original notes registered in your name or in the name of your nominee, or who hold original notes registered in their own names, we are enclosing the following documents:

1.
Prospectus dated                        , 2004;

2.
The Letter of Transmittal for your use and for the information of your clients;

3.
A Notice of Guaranteed Delivery to be used to accept the Exchange Offer if certificates for original notes are not immediately available or time will not permit all required documents to reach JPMorgan Chase Bank (the "Exchange Agent") prior to the Expiration Date (as defined below) or if the procedure for book-entry transfer cannot be completed on a timely basis;

4.
A Notice of Withdrawal to be used to withdraw tenders of original notes.

5.
A form of letter which may be sent to your clients for whose account you hold original notes registered in your name or the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Exchange Offer;

6.
Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

7.
Return envelopes addressed to JPMorgan Chase Bank, the Exchange Agent for the original notes.

        Your prompt action is requested. The Exchange Offer will expire at 5:00 p.m., New York City time, on                        , 2004 (the "Expiration Date"), unless extended by the Company. Any original notes tendered pursuant to the Exchange Offer may be withdrawn at any time before 5:00 p.m., New York City time, on the Expiration Date.

        To participate in the Exchange Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof or a message from The Depository Trust Company stating that the tendering holder has expressly acknowledged receipt of, and agreement to be bound by and held accountable under, the Letter of Transmittal), with any required signature guarantees and any other required documents, must be sent to the Exchange Agent and certificates representing the original notes must be delivered to the Exchange Agent, all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.

        If holders of original notes wish to tender, but it is impracticable for them to forward their certificates for original notes prior to the expiration of the Exchange Offer or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the Prospectus under "Exchange Offer—Guaranteed Delivery Procedures".

        Any inquiries you may have with respect to the Exchange Offer or requests for additional copies of the enclosed materials should be directed to the Exchange Agent for the original notes, at its address and telephone number set forth on the front of the Letter of Transmittal.

Very truly yours,
Bristol-Myers Squibb Company

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.